Exhibit 99.1

FOR DISTRIBUTION

February 27, 2013

4:00 p.m. Eastern

Market Leader® Grows Revenue 32%

Second consecutive year of 30%+ growth; with similar growth expected in 2013

KIRKLAND, Wash. – February 27, 2013 – Market Leader, Inc. (NASDAQ: LEDR) today announced continued growth, financial and operational progress for the fourth quarter and year ended December 31, 2012.

Revenue Growth Continues for 12th Consecutive Quarter

•	Revenue increased 32% to $45 million from $34 million in 2011; quarterly revenue increased 27% to $12 million compared with the fourth quarter of 2011

•	Net loss for the year decreased to $7.8 million from $14.2 million in 2011; quarterly net loss decreased to $1.2 million from $4.1 million compared with the fourth quarter of 2011

•

Adjusted EBITDA increased to a positive $1.7 million in 2012, up $9.0 million from an Adjusted EBITDA loss of $7.3 million in 2011; quarterly Adjusted EBITDA increased to a positive $0.9 million compared with an Adjusted EBITDA loss of $0.8 million in the fourth quarter of 2011

•	Cash, cash equivalents and short-term investments totaled $22.2 million at the end of 2012

“2012 marked a major milestone for Market Leader, as we achieved our second consecutive year of more than 30% revenue growth,” said CEO Ian Morris. “We continue to be very bullish about the opportunity in front of us, and we expect to achieve similar growth in 2013.”

Strong Results Driven by Differentiated Strategy and Software Leadership

Market Leader’s revenue growth has been driven in part by the success that customers are seeing with its software as a service (SaaS) based products. During 2012, Market Leader extended its sizable leadership in real estate software by making numerous enhancements to its already comprehensive SaaS platform. These significant enhancements include the integration of the industry’s leading email and print marketing suite with its software platform, providing real estate professionals with a single, fully integrated and comprehensive solution that includes everything they need to grow and manage their businesses.

Unmatched Access to Real Estate Professionals Provides Unique Competitive Advantage

Market Leader’s software leadership serves as the cornerstone of its strategy focused on establishing deep, long-term relationships with real estate professionals. Over the past two years, Market Leader has increased its customer base from less than 20,000 agents, to nearly 125,000. This strong growth began with the signing and rollout of the company’s first national enterprise partner in 2011 and the success from this partnership has attracted the attention of other national franchises.

During 2012, Market Leader signed two more enterprise-wide agreements with two of the nation’s leading real estate franchise companies. These new enterprise partnerships are expected to extend Market Leader’s already unmatched access to real estate professionals.

Together with the company’s social media network – the largest of its kind in real estate with more than 330,000 professional members—these partnerships give Market Leader access to more than one out of every three real estate professionals in North America and a unique competitive advantage that creates a low cost distribution channel for the company’s premium services.

Premium Upsell Opportunities Expected to Drive Strong and Predictable Growth

Market Leader is in the early stages of monetizing this unique advantage, and expects that increasing its share of the nearly $24 billion that is spent on real estate marketing and technology services each year will be a significant source of continued and predictable growth for years to come. Of this large market, Market Leader’s current product offerings are focused on the $11 billion that is spent by residential real estate professionals.

Market Leader estimates that it currently captures only a small portion of what’s spent on these services by the nearly 125,000 customers already using the company’s software platform to run their businesses. Market Leader provides its customers with the opportunity to enhance their software by upgrading to its premium products and services with just one click, and the company’s recent growth demonstrates that its share of these dollars is growing, and it fully expects this to be a continued source of growth.

Real Estate Professionals Are Bullish About Market Conditions

Market Leader is seeing strong sales of its software and marketing products due to both the effectiveness of these solutions as well as improving real estate market conditions. Market Leader recently conducted a survey of the 330,000 members of its social media network to get their perspective on local market conditions and found that 84% expect their local markets to improve in 2013, both in terms of transactions and in terms of home prices. In fact, according to REAL Trends, existing homes sales for 2013 are projected to be at the highest level since 2006.

This renewed optimism is motivating agents and brokers to invest more in the tools that will help them grow their businesses, a trend that Market Leader expects will help drive increased sales and penetration of its premium products.

Conference Call

The company will host a conference call and live Webcast to discuss fourth quarter and 2012 annual results on Wednesday, February 27, 2013 at 4:30 p.m. Eastern time. To listen to the live conference call, please dial (719) 457-2661. A live Webcast of the call will be available from the Investor Relations section of the company’s Web site at www.investor.marketleader.com. An audio replay of the call will also be available to investors beginning on February 27 at 7:30 p.m. Eastern time and ending on March 4 at 7:30 p.m. Eastern time by dialing (719) 457-0820 and entering the passcode 7746789#.

About Market Leader, Inc.

Market Leader, founded in 1999, provides innovative online technology and marketing solutions for real estate professionals across the United States and Canada. The company serves nearly 125,000 real estate agents, brokerages and franchisors, offering complete end-to-end solutions that enable them to grow and manage their businesses. Market Leader’s subscription-based real estate marketing software - including websites, contact management, a marketing center, and lead generation services - helps customers generate a steady stream of prospects, and provides the systems and training they need to convert those prospects into clients. In addition, the company’s national consumer real estate sites, including www.RealEstate.com, give its customers access to millions of future home buyers and sellers, while providing consumers with free access to the information they seek.

For more information on Market Leader visit www.MarketLeader.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements and, specifically, statements or predictions about the company’s potential market, product development plans, and future financial performance, are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, including enterprise customers and real estate professionals, to sell premium products to real estate professionals associated with enterprise customers, to continue to grow revenues, to respond to competitive threats and real estate market conditions, to develop new products, and to develop new revenue sources from its RealEstate.com assets. Please refer to the company’s most recent Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measure

Adjusted EBITDA is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. Our use of the term “Adjusted EBITDA” refers to a financial measure defined as earnings or loss before net interest, income taxes, depreciation, amortization, net loss attributable to non-controlling interest, and stock-based compensation. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate operating performance. Following is the reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA, for each of the periods presented (in thousands, unaudited):

Market Leader, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net loss available to shareholders	$(1,173)	$(4,094)	$(7,784)	$(14,245)
Adjustments:
Stock-based compensation	540	412	3,249	1,499
Depreciation and amortization of property and equipment	735	625	2,901	2,537
Amortization of intangible assets	811	890	3,319	1,788
Loss on asset disposition	—	—	—	174
Contract termination charge	—	1,450	—	1,450
Other expense (income)	—	(37)	22	(87)
Net loss attributable to noncontrolling interest	—	(17)	—	(398)

Adjusted EBITDA	$913	$(771)	$1,707	$(7,282)

Market Leader, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Revenues	$12,037	$9,484	$44,988	$34,025
Expenses:
Sales and marketing (1)	7,263	6,638	28,989	27,757
Technology and product development (1)	2,347	2,272	9,713	8,209
General and administrative (1)	2,054	1,757	7,828	6,840
Depreciation and amortization of property and equipment	735	625	2,901	2,537
Amortization of intangible assets	811	890	3,319	1,788
Loss on asset disposition	—	—	—	174
Contract termination charge	—	1,450	—	1,450

Total expenses	13,210	13,632	52,750	48,755

Loss from operations	(1,173)	(4,148)	(7,762)	(14,730)
Interest income, net	8	1	32	60

Loss before income tax expense	(1,165)	(4,147)	(7,730)	(14,670)
Income tax expense (benefit)	8	(36)	54	(27)

Net loss before noncontrolling interest	(1,173)	(4,111)	(7,784)	(14,643)
Net loss attributable to noncontrolling interest	—	(17)	—	(398)

Net loss available to Market Leader	$(1,173)	$(4,094)	$(7,784)	$(14,245)

Net loss per share - basic and diluted	$(0.04)	$(0.16)	$(0.30)	$(0.56)

Number of shares used in per share calculations	26,487	25,380	25,944	25,222

(1) Stock-based compensation is included in the expense line items above in the following amounts:
	2012	2011	2012	2011
Sales and marketing	$172	$209	$1,639	$680
Technology and product development	96	40	345	180
General and administrative	272	163	1,265	639

	$540	$412	$3,249	$1,499

Market Leader, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$11,165	$7,958
Short-term investments	11,034	15,141
Accounts receivable, net of allowance of $14 and $36, respectively	854	729
Prepaid expenses and other current assets	999	1,733

Total current assets	24,052	25,561
Property and equipment, net of accumulated depreciation of $15,941 and $19,187, respectively	5,486	4,507
Intangible assets, net of accumulated amortization of $13,306 and $9,988, respectively	7,672	10,762
Goodwill	1,861	1,861

Total assets	$39,071	$42,691

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$978	$1,120
Accrued compensation and benefits	3,194	2,599
Accrued expenses and other current liabilities	1,195	2,224
Deferred rent, current portion	177	230
Deferred revenue	1,126	1,056

Total current liabilities	6,670	7,229
Deferred rent, less current portion	—	249
Other noncurrent liabilities	1,100	95

Total liabilities	7,770	7,573
Shareholders’ equity:
Preferred stock, par value $0.001 per share, stated at amounts paid in; authorized 30,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 26,634,447 and 25,397,448 shares at December 31, 2012 and December 31, 2011, respectively	78,040	74,073
Accumulated deficit	(46,739)	(38,955)

Total shareholders’ equity	31,301	35,118

Total liabilities and shareholders’ equity	$39,071	$42,691

Market Leader, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve months ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(7,784)	$(14,643)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	2,901	2,537
Amortization of intangible assets	3,319	1,788
Stock-based compensation	3,249	1,499
Loss on asset disposition	—	174
Changes in certain assets and liabilities, net of assets acquired and liabilities assumed
Accounts receivable, net of allowance	(125)	(563)
Prepaid expenses and other current assets	681	(106)
Accounts payable	100	(378)
Accrued compensation and benefits	594	720
Accrued expenses and other current liabilities	(1,023)	907
Deferred rent	(302)	(262)
Deferred revenue	70	539

Net cash provided by (used in) operating activities	1,680	(7,788)

Cash flows from investing activities:
Purchases of short-term investments	(18,102)	(20,329)
Sales of short-term investments	21,958	33,647
Purchases of property and equipment	(3,900)	(2,857)
Cash paid for acquisition of RealEstate.com	—	(8,250)
Cash paid for acquisition of SharperAgent, net of cash acquired	—	(1,656)
Cash paid for acquisition of kwkly	—	(750)

Net cash used in investing activities	(44)	(195)

Cash flows from financing activities:
Value of equity awards withheld for tax liability and award exercises	(554)	(260)
Proceeds from exercises of stock options	2,125	20
Acquisition of noncontrolling interest in ActiveRain	—	(446)
Principal payment on note payable	—	(60)

Net cash provided by (used in) financing activities	1,571	(746)

Net increase (decrease) in cash and cash equivalents	3,207	(8,729)
Cash and cash equivalents at beginning of period	7,958	16,687

Cash and cash equivalents at end of period	$11,165	$7,958

Investor Contact:

Mark Lamb

Director of Investor Relations

Market Leader, Inc.

425.952.5801

markl@marketleader.com

Investor Relations Firm:

PondelWilkinson Inc.

Roger Pondel/Laurie Berman

310.279.5980

pwinvestor@pondel.com

Press Contact:

Matt Heinz

Heinz Marketing for Market Leader, Inc.

877.291.0006

matt@heinzmarketing.com